Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of RBB Bancorp (the “Company”) the reference to our firm under the caption “Experts” included in the Registration Statement (File Number 333-333-252299) and related Prospectus, and our report dated March 9, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as amended by Amendment No 1 on Form 10-K/A. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Eide Bailly LLP

Laguna Niguel, California

March 23, 2021

/s/ Eide Bailly LLP